Exhibit 8.1

WEIL, GOTSHAL & MANGES LLP

June 24, 2021

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, NY 10022

Ladies & Gentlemen:

We have acted as counsel to Marquee Raine Acquisition Corp., a Cayman Islands exempted company, (“MRAC”), in connection with the Business Combination Agreement, dated as of April 27, 2021, by and among MRAC, MRAC Merger Sub Corp, a Delaware corporation and a direct, wholly owned subsidiary of MRAC, and Enjoy Technology Inc., a Delaware corporation (“Enjoy”) (such agreement, as amended from time to time, including all exhibits and attachments thereto, the “Business Combination Agreement”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Business Combination Agreement or Registration Statement, as defined below.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-256147) (as amended from time to time, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the Business Combination Agreement and to which this opinion appears as an exhibit.

We have examined (i) the Business Combination Agreement, (ii) the Registration Statement, and (iii) the representation letter of MRAC delivered to us for purposes of this opinion (the “Tax Officer’s Certificate”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Marquee Raine Acquisition Corp.

June 24, 2021

In rendering such opinion, we have assumed that (i) the Domestication and the other transactions described in the Business Combination Agreement will be effected in accordance with the terms of the Business Combination Agreement, (ii) the statements concerning the Domestication set forth in the Business Combination Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iii) the representations made in the Tax Officer’s Certificate are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iv) any representations made in the Business Combination Agreement or the Tax Officer’s Certificate “to the knowledge of”, or based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, in each case without such qualification, (v) the Parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement, (vi) any shareholder of MRAC that is a United States Shareholder within the meaning of Treasury Regulations Section 1.367(b)-3(b)(2) will properly take into account their “all earnings and profits” amount as described in Treasury Regulations Section 1.367(b)-3(b)(3) (“All E&P Amount”), and (vii) any United States person that is not a United States Shareholder (within the meaning of Treas. Reg. Section 1.367(b)-3(b)(2)) that owns MRAC stock worth $50,000 or more will either recognize gain with respect to their MRAC stock or properly elect to include in income their All E&P Amount. We have assumed that the Tax Officer’s Certificate will be re-executed in substantially the same form by appropriate officers as of the Closing.

We have considered applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, including authorities relating to step transaction, substance over form, and economic substance, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that for U.S. federal income tax purposes the Domestication of MRAC should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name under the caption “Material U.S. Federal Income Tax Considerations —U.S. Holders—Effects of the Domestication to U.S. Holders” in the prospectus contained in the Registration Statement.

Marquee Raine Acquisition Corp.

June 24, 2021

Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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